Exhibit 99.1

 News Release

Cenveo Enters into a Definitive Agreement

 to Purchase National Envelope

STAMFORD, CT – (August 21, 2013) – Cenveo, Inc. (NYSE: CVO) today announced that it has entered into a definitive agreement to acquire substantially all of the operating assets of National Envelope (“National” or the “Company”).  In conjunction with Cenveo’s agreement, Hilco Receivables has agreed to acquire substantially all the accounts receivable and Southern Paper has agreed to purchase the inventory of the Company. Cenveo’s purchase price is expected to consist of approximately $20 million of cash and $5 million of Cenveo common stock.  The closing is subject to Bankruptcy Court approval and customary closing conditions.

Cenveo expects that the acquisition of National will deliver approximately $300 million in incremental annual sales and $30 million of incremental EBITDA when the integration of the two companies is complete.  Cenveo expects the acquisition will better position it for continued revenue growth through an enhanced portfolio of products and services, increased geographic presence, and improved financial stability.  Cenveo also expects to benefit from overhead cost actions and facility consolidations, as well as implementing and investing in manufacturing efficiencies and best practices.  The transaction is expected to enhance Cenveo’s credit profile and be accretive to earnings and cash flow per share.

“This transaction allows us to achieve our dual objectives of expanding our leading position in the envelope market and continuing to position us for continued growth,” said Robert G. Burton, Sr., Chairman and CEO of Cenveo.  “This transaction is expected to benefit customers by providing a broad range of products and services that are unparalleled in the market.  We believe the combination is also in the mutual best interests of both Cenveo and National, as it creates a financially stronger company.  We look forward to a seamless integration of the businesses and to continuing to provide the highest level of service to customers.”

National Envelope filed Chapter 11 on June 10, 2013 in order to facilitate a sale.  Pursuant to the definitive agreements with Cenveo and its partners, the Company will request the US Bankruptcy Court for the District of Delaware to authorize the Company to proceed with the sale on September 13, 2013. Macquarie Capital acted as Cenveo’s exclusive financial advisor in connection with the transaction. Hughes Hubbard & Reed LLP acted as Cenveo’s legal advisor on the transaction.

National and Cenveo assure its customers that a smooth integration is expected and that orders will continue to be produced and shipped in the normal course of business.

About Cenveo
Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.

About National Envelope
National Envelope is the largest privately-held manufacturer of envelopes in North America. The company is an environmental leader in the paper and envelope converting industries with certifications from the Forest Stewardship Council (FSC), Rainforest Alliance, Sustainable Forestry Initiative® (SFI), Programme for the Endorsement of Forest Certification (PEFC), and Green Seal. The organization is also an EPA Green Power Partner. For more information about National Envelope, please visit www.nationalenvelope.com.

Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) the recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings that are available to us could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media may adversely affect our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.